EXHIBIT 99

THE YORK GROUP, INC. ANNOUNCES ELECTION OF THOMAS J. CRAWFORD AS CHAIRMAN OF THE BOARD AND ADOPTION OF SHAREHOLDER RIGHTS PLAN

HOUSTON -- September 27, 2000 -- The York Group, Inc. (NasdaqNM:YRKG) today announced that Thomas J. Crawford, President and Chief Executive Officer, has been elected as Chairman of the Board of Directors of the Company, succeeding Robert T. Rakich, who will be retiring from the Board.

"I have been contemplating retirement for some time," stated Mr. Rakich. "With the addition of Tom Crawford to our management team, and the capable oversight of our Board, I have concluded that the time is right for me to step down. I strongly believe that this management team will fulfill the expectations of the shareholders toward increased value and further economic growth of the Company."

The Company announced further that its Board of Directors has approved the adoption of a shareholder rights plan. The plan is designed to protect shareholders against efforts to acquire the Company for less than its full value.

Commenting on its adoption, President and Chief Executive Officer Tom Crawford said, "The rights are designed to protect and maximize the value of shareholders' interest in York. We believe that the rights plan, while not intended to prevent a fair acquisition of the Company, will provide protection to our shareholders from the abusive and coercive tactics that are often prevalent in attempted takeovers. This is an action that the Board has considered thoroughly, and the plan takes a basic form similar to that used by many other public companies."

"The plan will allow us to complete the refinancing of the Company's indebtedness without distraction and to focus on other actions that will further strengthen the Company and allow us to better serve our customers," Mr. Crawford added. "We believe that adopting the shareholder rights plan is a prudent action to better serve the long-term interests of all of our stakeholders."

Under the plan, each shareholder of record at the close of business on September 28, 2000 will receive one Preferred Share Purchase Right ("Right") for each share of common stock held. Initially, the Rights will accompany the common stock of the Company, and will not trade separately. The Rights expire on September 27, 2010.

Each Right initially entitles the shareholder to purchase one one-thousandth of a Series A Junior Participating Preferred Share for $25.00. Each Preferred Share has terms designed to make it economically equivalent to one thousand common shares. The Rights will become exercisable only in the event a person or group acquires 15% or more of the Company's common stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 15% or more of the Company's common stock.

If a person or group acquires a 15% or greater position in the Company, each Right (except those held by the acquiring party) will then entitle its holder to purchase, at the exercise price, common stock of the Company having a value of twice the exercise price, which will entitle the holder to buy the common stock at 50% of the market price.

Also, if, following an acquisition of 15% or more of the Company's common stock, the Company is acquired by that person or group in a merger or other business combination transaction, each Right would then entitle its holder to purchase common stock of the acquiring company having a value of twice the exercise price, which will entitle Company shareholders to buy stock in the acquiring company at 50% of its market price.

The Company may redeem the Rights at $0.01 per Right, payable in cash or securities of the Company at the discretion of the Board of Directors at any time prior to the acquisition of 15% or more of its common stock by a person or group.

Details of the shareholder rights plan are outlined in a letter that will be mailed to all shareholders.

The York Group, Inc. offers death care professionals the broadest range of wood, metal, cloth-covered, orthodox and cremation caskets, metal burial vaults, and bronze memorial and commemorative products of all industry suppliers. The York Group also provides the leading funeral home merchandising systems, architectural and interior design services for funeral homes.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of The York Group, Inc. and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ are outlined in the Company's Form 10-K for 1999 filed with the Securities and Exchange Commission.